Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
MANAVI ACID FRACTURING STIMULATION COMPLETED
January 29, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today announced that the acid fracturing stimulation of the Manavi 12 well had been successfully completed and the well has commenced flow back.
The acid fracturing stimulation of the Manavi 12 well in Georgia was conducted by Schlumberger on January 28, 2008, utilising a multi-stage treatment comprising the pumping of a fracture initiating gel followed by hydrochloric acid stimulating fluids and diverter agents. This process was repeated a number of times for maximum efficiency. Approximately 2,700 barrels of treatment fluids were pumped at a maximum rate of up to 15 barrels per minute. An interval totalling 227 feet (69 metres) across the Cretaceous carbonate reservoir section in the well from 15,354 feet (4,680 metres) to 15,581 feet (4,749 metres) was isolated for the treatment. Pressure readings recorded during the operation indicate that fractures have been successfully created.
Following the fracturing operation, the well commenced flow back, without the need for artificial lift, with spent acid and chemicals being flowed to a surface pit. During the past 24 hours, it is estimated that a significant portion of the stimulation fluids have flowed back. The well is in the process of cleaning up with a current well head pressure (WHP) of 1,233 psi (84 atmospheres) and a return flow which includes significant oil and gas shows. The well is now connected to a separator with the gas being diverted to the flare pit where it is burning with a 30 to 35 foot (10 to 11 metre) flare while the liquids are delivered to tanks for more accurate measurement. As the percentage of oil and gas increases, the WHP would also be expected to increase; consequently, it will be necessary to set a mechanical plug in the well in order to replace the 5” frac string with proper production grade 2 7/8” tubing. As well as being able to handle higher pressures, the smaller diameter production tubing will also assist the well to lift fluids and will thus allow a comprehensive production testing program of the well to be undertaken.
Vincent McDonnell, President and Chief Executive Officer commented, “We are extremely please to have successfully completed the acid fracturing stimulation of the Manavi 12 well. The initial flow back with increasing oil and gas shows is very encouraging, but the well needs to further clean up and flow back the remaining treatment fluids before we can properly assess the potential of this well. To facilitate in this process, we will need to install a suitable production string and this has been factored into the current completion design for the well. A mechanical plug will be run on coiled tubing by Schlumberger and set above the packer and below the level of the 5” work string which will then be disconnected and removed from the well to be replaced with 2 7/8” production tubing. No kill fluids will be introduced to the well which could cause potential damage to the reservoir. This operation will take about a week after which an extensive production testing program will commence. We will be providing regular updates as operations and testing continues at Manavi.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com

NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048200